Exhibit 10.2

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No	Call / Coll	Account	Officer	Initials

$2,024,750.00	06-14-2018	06-14-2028	86994

References in the boxes above are for Lender's use only and do not limit the applicability of this document to any particular loan or item.

Borrower:	AB Merger Sub, Inc. 303 Merrick Road, Suite 400 Lynbrook, NY 11563	Lender:	First Northern Bank of Dixon Sacramento Branch 1375 Exposition Boulevard #101 Sacramento, CA 95815

Principal Amount: $2,024,750.00	Date of Note: June 14, 2018

PROMISE TO PAY.  AB Merger Sub, Inc., a California corporation ("Borrower"), promises to pay to First Northern Bank of Dixon, a California banking corporation ("Lender"), or order, in lawful money of the United States of America, the principal amount of Two Million Twenty-four Thousand Seven Hundred Fifty & 00/100 Dollars ($2,024,750.00), together with interest on the unpaid principal balance from the date the principal is advanced until paid in full.
PAYMENT.  Subject to any payment changes resulting from changes in any Index for this loan, Borrower will pay this loan in accordance with the following payment schedule, which calculates interest on the unpaid principal balances as described in the "INTEREST CALCULATION METHOD" paragraph using the interest rates described in this paragraph:  60 monthly consecutive principal and interest payments of $12,262.05 each, beginning July 14, 2018, with interest calculated on the unpaid principal balances using an interest rate of 5.280% ("Payment Stream 1"); 59 monthly consecutive principal and interest payments in the initial amount of $12,262.04 each, beginning July 14, 2023, with interest calculated on the unpaid principal balances using an interest rate based on the Index described below (currently 2.780%), plus a margin of 2.500%, resulting in an initial interest rate of 5.280% ("Payment Stream 2"); and one principal and interest payment of $1,527,028.66 on June 14, 2028, with interest calculated on the unpaid principal balances using an interest rate based on the Index described below (currently 2.780%), plus a margin of 2.500%, resulting in an initial interest rate of 5.280% ("Payment Stream 3").  This estimated final payment is based on the assumption that all payments will be made exactly as scheduled and that there are no changes in any Index for this loan; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this Note.  Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any unpaid collection costs; and then to any late charges.  Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.
DIRECT DEBIT.  Borrower agrees that on the due date of each scheduled payment on this Note, Lender may debit the amount of the payment from deposit account number 5050728 owned by Borrower or such other of Borrower's deposit accounts with Lender as designated in writing by Borrower from time to time.  Borrower may terminate this direct debit arrangement at any time by sending a written notice to Lender at the address shown above.  If Borrower terminates this arrangement, the unpaid principal outstanding on this Note shall, [at the option of Lender,] thereafter bear interest at an annual rate of interest that is one-half (0.50) percentage point higher than the interest rate otherwise provided under this Note.
VARIABLE INTEREST RATE.  This Note shall be subject to more than one interest rate, as described herein.  The current rate for any Index for this loan is not necessarily the lowest rate charged by Lender on its loans.  If any Index for this loan becomes unavailable during the term of a particular payment stream, Lender may designate a substitute index after notifying Borrower.  Lender will tell Borrower the current rate for any Index for this loan upon Borrower's request.  Borrower understands that Lender may make loans based on other rates as well.  Notwithstanding any other provision of this Note, after the first payment stream, the interest rate for each subsequent payment stream will be effective as of the due date of the last payment in the just-ending payment stream.  NOTICE:  Under no circumstances will the interest rate on this Note be less than 4.61% per annum or more than the maximum rate allowed by applicable law.  Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following:  (A)  increase Borrower's payments to ensure Borrower's loan will pay off by its original final maturity date,  (B)  increase Borrower's payments to cover accruing interest,  (C)  increase the number of Borrower's payments, and  (D)  continue Borrower's payments at the same amount and increase Borrower's final payment.
Payment Stream 1.  The interest rate on this payment stream is 5.280%.
Payment Streams 2-3.  The interest rate on these payment streams is subject to change from time to time based on changes in an independent index which is the Weekly Average Yield on United States Treasury Securities, Adjusted to a Constant Maturity of (5) Years. Information on this Index is published by the Federal Reserve Board in Statistical Release H 15  (the "Index").  The interest rate change will not occur more often than each five (5) years.  The Index currently is 2.780% per annum.  The interest rate or rates to be applied to the unpaid principal balance during these payment streams will be the rate or rates set forth herein in the "Payment" section.

INTEREST CALCULATION METHOD.  Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  All interest payable under this Note is computed using this method.
PREPAYMENT FEE; MINIMUM INTEREST CHARGE.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law.   In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum interest charge of $100.00.  Upon prepayment of this Note, Lender is entitled to the following prepayment fee:  Loan may be prepaid up to 20% of the outstanding principal per year.  Prepayments in excess of 20% per year will be subject to a prepayment penalty of 5% in the first year declining to 4%, 3%, 2%, 1% respectively in years two through five.  Other than Borrower's obligation to pay any minimum interest charge and prepayment fee, Borrower may pay all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments.  Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to:  First Northern Bank of Dixon, Central Loan Department-94, P.O. Box 547 Dixon, CA  95620.
LATE CHARGE.  If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment or $100.00, whichever is greater.
INTEREST AFTER DEFAULT.  Upon default, the interest rate on this Note shall, if permitted under applicable law, immediately increase by adding an additional 2.000 percentage point margin ("Default Rate Margin").  The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default.  After maturity, or after this Note would have matured had there been no default, the Default Rate Margin will continue to apply to the final interest rate described in this Note.
DEFAULT.  Each of the following shall constitute an event of default ("Event of Default") under this Note:
Payment Default.  Borrower fails to make any payment when due under this Note.
Other Defaults.  An Event of Default as defined in the Business Loan Agreement of even date between Lender and Borrower exists.
LENDER'S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.
EXPENSES.  If Lender institutes any suit or action to enforce any of the terms of this Note, Lender shall be entitled to recover such sum as the court may adjudge reasonable.  Whether or not any court action is involved, and to the extent not prohibited by law, all reasonable expenses Lender incurs that in Lender's opinion are necessary at any time for the protection of its interest or the enforcement of its rights shall become a part of the loan payable on demand and shall bear interest at the Note rate from the date of the expenditure until repaid.  Expenses covered by this paragraph include, without limitation, however subject to any limits under applicable law, Lender's expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals, to the extent permitted by applicable law.  Borrower also will pay any court costs, in addition to all other sums provided by law.
GOVERNING LAW.  This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions.  This Note has been accepted by Lender in the State of California.
CHOICE OF VENUE.  If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Sacramento County, State of California.
DISHONORED ITEM FEE.  Borrower will pay a fee to Lender of $10.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.
COLLATERAL.  Borrower acknowledges this Note is secured by a Deed of Trust dated June 14, 2018 by Antibodies, Inc., as trustor, in favor of Lender, as beneficiary, encumbering certain real property located in Yolo County, State of California and the other property described therein.
ATTORNEYS' FEES.   In any action arising from or relating to this Note and subject to any limits under applicable law, the prevailing party shall be entitled to reasonable attorneys' fees in accordance with California Civil Code Section 1717.  Whether or not an action is involved, the expenses of Lender described in the paragraph of this Note titled "Expenses" include, without limitation, attorneys' fees incurred by Lender.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.
GENERAL PROVISIONS.  If any part of this Note cannot be enforced, this fact will not affect the rest of the Note.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

DISPUTE RESOLUTION. Borrower and Lender desire to resolve quickly and efficiently any disputes that might arise between them.  For any controversy, claim or judicial action arising from or relating to this Note or any related agreement, transaction or conduct, whether sounding in contract, tort or otherwise:
Judicial Reference.  Where an action is pending before a court of any judicial district of the State of California, Borrower and Lender shall each have the right to require that all questions of fact or law be submitted to general reference pursuant to California Code of Civil Procedure Section 638 et seq., and any successor statutes thereto.

(1)
A single referee who is a retired superior court judge shall be appointed by the court pursuant to Code of Civil Procedure 640 and shall preside over the reference proceeding.  If Borrower and Lender do not agree upon the referee, each of them may submit to the court up to three nominees who are retired superior court judges.

(2)
If Borrower and Lender do not agree on how the payment of the referee's fees and expenses will be shared, the court may apportion such fees and expenses between Borrower and Lender in a fair and reasonable manner that is consistent with Code of Civil Procedure Section 645.1.

(3)	Borrower and Lender shall be entitled to discovery, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge.

(4)
The referee's statement of decision shall contain written findings of fact and conclusions of law, and the court shall enter judgment thereon pursuant to Code of Civil Procedure Sections 644(a) and 645.  The decision of the referee shall then be appealable as if made by the court.

No provision of this section shall limit the right of any party to exercise self-help remedies, to foreclose against or sell any real or personal property collateral or to obtain provisional or ancillary remedies, such as injunctive relief or appointment of a receiver, from a court of competent jurisdiction before, after, or during the pendency of any reference proceeding.  The exercise of a remedy does not waive the right of either party to resort to reference.
Jury Trial Waiver.  In any action pending before any court of any jurisdiction, Borrower waives, and Lender shall not have, any right to a jury trial.
PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS.  BORROWER AGREES TO THE TERMS OF THE NOTE.
BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.
BORROWER:

By: /s/ Brendan Killackey
Brendan Killackey, CEO of AB Merger Sub, Inc.